EXHIBIT 10.3

* * *	TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. SECTIONS 200.80(b)(4) and 230.406
OHB System, AG
Universitaetsallee 27-29
28359 Bremen, Germany
July 2, 2008
Re: Memorandum of Agreement by and between ORBCOMM Inc. (“ORBCOMM”) and OHB System, AG (“OHB”) concerning modifications to Amendment #1, dated as of June 5, 2006 (collectively with all exhibits and schedules thereto, the “Amendment”) of Concept Demonstration Satellite Bus, Integration Test and Launch Services Procurement Agreement B10LG1197, dated 10 March 2005 (collectively with all exhibits and schedules thereto, the “Procurement Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amendment.
Ladies and Gentlemen:
This Memorandum of Agreement sets forth the parties’ agreement to amend certain particulars of the Amendment and the Procurement Agreement and, in consideration therefore, OHB shall (i) provide the necessary resources and services to ensure that the ORBCOMM Concept Demonstration Satellite (“CDS”) and five Additional Satellites are completed and launched in accordance with the terms of the Procurement Agreement and the Amendment on or before June 30, 2008, all at no additional charge above the Milestone payments set forth in the Amendment and (ii) not charge ORBCOMM for any time, material or other additional costs except as expressly set forth in this Memorandum of Agreement and attached Exhibit E-1. It is agreed that the previously performed AIS rework shall not include an additional vibe test. The sixth Additional Satellite shall be ready for Ground Delivery to the launch services supplier on or before the date that is 90 days after delivery to OHB of payload #6. Such Ground Delivery shall occur at such time that the Pre-Shipment Review has been successfully completed and the Additional Satellite #6 has been packed in accordance with the Amendment. OHB shall store and obtain and maintain property/casualty insurance for the full replacement value of Additional Satellite #6 at OHB’s cost and expense until the earlier of launch and June 15, 2010 (and, if applicable, ORBCOMM shall reimburse OHB for such storage and/or insurance costs without mark-up for any period after June 15, 2010), with ORBCOMM named as the sole loss payee and named insured thereunder, all in accordance with Section 10 of the Amendment.

Additional Work
Within ten (10) business days of signing this Memorandum of Agreement, ORBCOMM shall issue to OHB a purchase order for the remaining unpaid additional work referred to in Section 6 of the Amendment.
Time and Material Charges
In full satisfaction of all outstanding time and material charges, ORBCOMM shall pay OHB USD $450,000 within 30 days of its receipt of an invoice reflecting such amount for all outstanding time and material charges.
Liquidated Damages and On-time Incentives
Any and all applicable liquidated delay damages pursuant to Section 4(i) of the Amendment are waived and shall not be assessed, provided, however, that the liquidated delay damages associated with Milestone 15 (Pre-Ship Review for satellite #6) will be assessed at the same rate of $5,000 USD for each day that such Milestone has not been successfully completed within 120 days after delivery to OHB of payload #6 up to a total amount not to exceed $166,667 USD.
Any and all applicable on-time delivery incentive payments pursuant to Section 4(ii) of the Amendment are waived and shall not be payable under any circumstances.
Change of Inclination
Section 3.0 of the CDS Specification associated with the Procurement Agreement is amended to change the inclination of the CDS from near polar to 48.5 degrees and the target orbit to 660- 680km with the accuracies defined in Section 3.5.2 of the Specifications to the Additional Satellites attached as Exhibit A to the Amendment. Similarly, Section 3.5 of the QL Specification associated with the Amendment is amended to change the inclination of the five Additional Satellites being launch together with the CDS in a single mission from 44 — 46 degrees to 48.475 degrees and the target orbit to 660-680km with the accuracies defined in Section 3.5.2 of the Specifications to the Additional Satellites attached as Exhibit A to the Amendment. As such, the parties acknowledge that an upper stage to the Launch Vehicle for the CDS and the Additional Satellites will no longer be required.
Milestone Payments
Exhibit E-1 of the Amendment is amended to delete such Exhibit in its entirety and replaced in its entirety with attached Exhibit E-1. Achievement and payment for successful completion of Milestones shall continue to be determined as set forth in Section 5.2 of the Procurement Agreement.

Additional Satellite #6 Milestones
ORBCOMM shall pay OHB for Milestone 16 after successful completion of Milestone 12; and pay OHB for Milestone 17 after successful completion of Milestone 13; provided, however, that OHB shall remain fully obligated to perform Milestones 16 and 17, together with the associated launch support services by OHB and its subcontractors with respect to Additional Satellite # 6 including shipment to the launch services supplier, launch site operations and in-orbit testing, all in accordance with the terms of the Procurement Agreement, the Amendment and this Memorandum of Agreement. If Milestones 16 and/or 17 are not so successfully completed after such launch, then OHB shall reimburse ORBCOMM the full amount of such Milestone(s) not so successfully completed.
Launch Option for Additional Satellite #6
OHB shall use its reasonable best efforts to secure and offer to ORBCOMM by December 31, 2008 a plan for the launch of Additional Satellite #6. If ORBCOMM accepts the plan OHB offers to ORBCOMM providing for the launch of Additional Satellite #6 by December 31, 2009 (and ORBCOMM has not secured alternative launch services prior to such date) on a launch vehicle, orbit inclination and other terms and conditions accepted in writing by ORBCOMM in its sole discretion, then upon the successful launch and deployment from the launch vehicle of Additional Satellite #6, ORBCOMM would pay OHB a milestone payment of $1,250,000 USD as payment in full for such launch services.
Except as expressly modified in this Memorandum of Agreement, all other terms of the Procurement Agreement and the Amendment, including all exhibits thereto, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Memorandum of Agreement to be executed as of the day and year first written above.
ORBCOMM INC. OHB System, AG

By: Name:	/s/ Marc Eisenberg Marc Eisenberg	By: Name:	/s/ Dieter Birreck Dieter Birreck
Title:	CEO	Title:	Director Programmers
Date:	July 2, 2008	Date:	July 2, 2008

Exhibit E-1
Milestone Payments and T&M Billing Rates
The following Milestone payments associated with the Quick Launch Bus and Launch Services pursuant the Amendment will be made after successful completion of the following Milestones:

% Of
Milestone			Scheduled	Contract	Payment
Payment #	Milestone Completion Event	Month	Date	Price	Amount
1		[* * *]
2
3
4
5
6
7
8
9
10
11
12
13
Spacecraft #6 Milestones
14		[* * *]
15
16*
17*
				100.00%	$20,000,000

*	Note _ Payment for milestones 16 and 17 shall occur in accordance with the MOA

Total Price	$20,000,000
Additional technical support for Additional Satellite #6 after the date of this Memorandum of Agreement (i.e., for work that is outside of the scope of work that OHB is obligated to provide under the Procurement Agreement, the Amendment, this Memorandum of Agreement and the SOW without being expressly stated as being subject to additional charge), will be billed at $150 per hour if requested in writing by ORBCOMM and shall be provided by OHB on a time and materials basis. All time and material charges associated with (i) Additional Satellite #6 prior to the date of this Memorandum of Agreement, (ii) the CDS and (iii) Additional Satellites 1 through 5, shall be satisfied in full by payment to OHB of the USD $450,000 invoice as set forth in the Memorandum of Agreement.
Material, travel, and other third party out of pocket direct costs, with respect to such additional technical support for Additional Satellite #6 will be paid at the actual cost incurred plus fifteen percent (15%).

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